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                                                                   Exhibit 99(e)
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                                                                   Exhibit 99(e)


Optionee:   Irwin Lieber

Effective Date:   December 17, 1992       Certificate No.:   NQ12


                        OPTION TO PURCHASE COMMON SHARES

                                       OF

                          GATES/FA DISTRIBUTING, INC.

                                                              Option to Purchase
                                                             6,100 Common Shares

            VOID AFTER 5:00 P.M., JULY 23, 1998, AS PROVIDED HEREIN

          Gates/FA Distributing, Inc. (the "Company"), intending to be legally bound, hereby grants to the Optionee named above an option (the "Option" or "Options") to purchase all or any part of an aggregate of 6,100 Common Shares, $.01 par value ("Option Shares") of the Company.

          13. The Option shares may be purchased pursuant to this Option at a price of $8.69 per share, subject to adjustment as hereinafter provided.

          14. This Option shall be exercisable on July 23, 1993, and shall expire at 5:00 p.m. Eastern Time on July 23, 1998 (the "Expiration" date).

          15. This Option may be exercised in whole or in part, from time to time, in lots of not less than Fifty (50) Common Shares. To exercise this option, or any part hereof, the Optionee shall (i) surrender this Option Certificate to the Company at its principal office; (ii) deliver a notice (the "Exercise Notice") specifying the number of Option Shares to be purchased;
(iii) pay the full purchase price for the Option Shares to be purchased, by certified or bank cashier's check to the order of the Company; and (iv) furnish to the Company such other instruments or documents as its legal counsel may reasonably require. If less than all Option Shares are purchased, the Company will issue, in addition to the Option Shares, a certificate evidencing the number of Option Shares still covered by this option, or shall mark notation on this Option Certificate setting forth the number of Option Shares remaining unexercised.

          16.       (a)      The aggregate of shares of Common Stock with
respect to which Options may be granted hereunder and the number of shares of Common Stock subject to each outstanding Option, may all be appropriately adjusted, as the Board of Directors may determine, for any increase or decrease in the number of shares of issued Common Stock of the Company resulting from a subdivision or consolidation of shares whether through reorganization, payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company; provided, however, that no adjustment in the number of shares subject to outstanding Options shall be made in the event, and then only to the extent, that such adjustment together with all respective prior adjustments which were not made as a result of this provision, involves a net change of more than ten percent with respect to each outstanding Option from the respective number of shares of Common Stock subject thereto on the date of grant thereof.

                    (b)      Subject to any required action by the
stockholders, if the Company shall be a party to a transaction involving a sale of substantially all its assets, a merger or a consolidation, any Option granted hereunder shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Option would have been entitled if he actually owned the stock
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subject to the Option immediately prior to the time any such transaction became effective; provided, however, that all unexercised Options may be cancelled by the Company as of the effective date of any such transaction by exercise, during the 30-day period preceding the effective date of such transaction of all partly or wholly unexercised Options in full (without regard to installment exercise limitations).

          17. Rights Prior to Exercise of Option: The Option is not transferable except as provided in paragraph 6 hereof, and during the lifetime of the Optionee is exercisable only by the Optionee; the Optionee shall have no rights as a stockholder until the date of delivery of a stock certificate for such shares.

          18. Termination of Option: In the event an Optionee shall cease to be a member of the Board of Directors of the Company for any reason other than death, the Optionee shall have the right to exercise his Option at any time within three months after such cessation, but only as to such number of shares as to which his option was exercisable at the date of such cessation. Notwithstanding the provisions of the preceding sentence, (i) if cessation of membership on the Board of Directors occurs by reason of the disability (within the meaning of Section 105(d)(4) of the Internal Revenue Code), such three month period shall be extended to six months; and (ii) if Optionee resigns or is removed from the Board of Directors at the request of the Company fur substantial cause, the participant's right to exercise his Option shall terminate at the time such removal is effective. For purposes of this provision, substantial cause shall include: (i) the commission of a criminal act against, or in derogation of the interest of the Company; (ii) divulging confidential information about the Company to the public; (iii) interference with the relationship between the Company and any supplier, client, customer or similar person; or (iv) the performance of any similar action that the Board of Directors, in its sole discretion may deem to be sufficiently injurious to the interest of the Company to constitute substantial cause for termination. If the Optionee dies while a member of the Board of Directors of the Company or its subsidiaries or within three months after his resignation, his estate, personal representative or the person that acquires his Option by bequest or inheritance or by reason of his death shall have the right to exercise his Option at any time within six months from the date of his death, but only as to the number of shares as to which his Option was exercisable on the date of his death. In any such event, unless so exercised within the period as aforesaid, the Option shall terminate at the expiration of said period.

          19. Binding Effect: This Option shall be binding upon the parties hereto, and their heirs, executors, administrators, successors and assigns.



                                                    GATES/FA DISTRIBUTING, INC.



                                                    /s/ Philip D. Ellett
                                                    ---------------------------
                                                    Philip D. Ellett
                                                    President/CEO



                                                    /s/ Susan F. Smith
                                                    ---------------------------
                                                    Susan F. Smith
                                                    Secretary